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                            STOCK PURCHASE AGREEMENT

                                  By and Among

                               DALTON CORPORATION

                                       and

                           DALTON CORPORATION EMPLOYEE
                         STOCK OWNERSHIP PLAN AND TRUST

                                    as Seller

                                       and

                             NEENAH FOUNDRY COMPANY,
                                    as Buyer






                                 August 7, 1998


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                                TABLE OF CONTENTS


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1.       DEFINITIONS; INTERPRETATION..............................................................................1
         1.1      Definitions.....................................................................................1
         1.2      Interpretation..................................................................................4

2.       SALE AND TRANSFER OF SHARES; CLOSING.....................................................................5
         2.1      Shares..........................................................................................5
         2.2      Consideration for Shares........................................................................5
         2.3      Purchase Price Adjustment.......................................................................5
         2.4      Closing.........................................................................................7
         2.5      Closing Obligations.............................................................................7

3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER.................................................8
         3.1      Organization And Good Standing..................................................................8
         3.2      Authority; No Conflict..........................................................................8
         3.3      Capitalization..................................................................................9
         3.4      Financial Statements............................................................................9
         3.5      Books And Records..............................................................................10
         3.6      Title to Assets; Sufficiency...................................................................10
         3.7      Title To Properties; Encumbrances..............................................................10
         3.8      No Undisclosed Liabilities.....................................................................11
         3.9      Tax Matters....................................................................................11
         3.10     No Material Adverse Change.....................................................................13
         3.11     Contracts......................................................................................14
         3.12     Employee Benefits..............................................................................15
         3.13     Compliance With Legal Requirements.............................................................18
         3.14     Litigation.....................................................................................18
         3.15     Absence Of Certain Changes And Events..........................................................18
         3.16     Insurance......................................................................................19
         3.17     Labor and Employment Matters...................................................................20
         3.18     Environmental, Health And Safety Matters.......................................................21
         3.19     Intellectual Property..........................................................................22
         3.20     Transaction With Affiliates....................................................................23
         3.21     Funded Debt....................................................................................23
         3.22     Due Inquiry....................................................................................23
         3.23     Disclosure.....................................................................................23
         3.24     Representations And Warranties Concerning The ESOP.............................................23
         3.25     Brokers Or Finders.............................................................................24

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4.       REPRESENTATIONS AND WARRANTIES OF BUYER.................................................................24
         4.1      Organization And Good Standing.................................................................24
         4.2      Authority; No Conflict.........................................................................24
         4.3      Brokers Or Finders.............................................................................24

5.       COVENANTS OF THE COMPANY, AND SELLER WITH RESPECT TO THE ESOP...........................................25
         5.1      Access And Investigation.......................................................................25
         5.2      Operation Of The Businesses Of The Acquired Companies..........................................25
         5.3      Negative Covenant..............................................................................25
         5.4      Notification...................................................................................25
         5.5      Fairness Opinion...............................................................................26
         5.6      Termination Of ESOP............................................................................26
         5.7      Best Efforts...................................................................................26
         5.8      Exclusivity....................................................................................26
         5.9      S Corporation Status...........................................................................27
         5.10     Disclosure Schedule............................................................................28
         5.11     Tax Returns....................................................................................28

6.       COVENANTS OF BUYER......................................................................................28
         6.1      Approvals Of Governmental Bodies...............................................................28

7.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.....................................................28
         7.1      Accuracy Of Representations....................................................................28
         7.2      Performance....................................................................................29
         7.3      Consents.......................................................................................29
         7.4      Documents to be Delivered by Company...........................................................29
         7.5      HSR Act Waiting Period.........................................................................30
         7.6      No Injunction..................................................................................30
         7.7      Real Property..................................................................................30
         7.8      Participant Vote...............................................................................31
         7.9      No Material Adverse Effect.....................................................................31
         7.10     Absence of Litigation..........................................................................31
         7.11     Management Arrangements........................................................................32
         7.12     Financing......................................................................................32
         7.13     Due Diligence..................................................................................32
         7.14     All Proceedings To be Satisfactory.............................................................32
         7.15     Sale of Ashland Facility.......................................................................32

8.       CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE....................................................32
         8.1      Accuracy Of Representations....................................................................32
         8.2      Performance....................................................................................32
         8.3      Consents.......................................................................................32
         8.4      Additional Documents...........................................................................33
         8.5      Participant Vote...............................................................................33
         8.6      No Injunction..................................................................................33

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         8.7      Minimum Purchase Price.........................................................................33

9.       TERMINATION.............................................................................................33
         9.1      Termination Events.............................................................................33
         9.2      Effect Of Termination..........................................................................34

10.      NO INDEMNIFICATION......................................................................................34

11.      POST-CLOSING COVENANTS..................................................................................35
         11.1     Determination Letter...........................................................................35
         11.2     Distribution Of Trust Assets...................................................................35
         11.3     Valuation Report...............................................................................35
         11.4     Existing Agreements............................................................................35

12.      GENERAL PROVISIONS......................................................................................35
         12.1     Expenses.......................................................................................35
         12.2     Public Announcements...........................................................................35
         12.3     Confidentiality................................................................................36
         12.4     Notices........................................................................................36
         12.5     Further Assurances.............................................................................37
         12.6     Entire Agreement; Amendments and Notices.......................................................37
         12.7     Assignments, Successors, And No Third-Party Rights.............................................38
         12.8     Severability...................................................................................38
         12.9     Section Headings, Construction.................................................................38
         12.10    Time Of Essence................................................................................38
         12.11    Choice of Law..................................................................................38
         12.12    Specific Performance...........................................................................38
         12.13    Waiver of Jury Trial...........................................................................39
         12.14    Counterparts...................................................................................39

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Exhibits
--------
Exhibit 1.1          Sample Working Capital Statement
Exhibit 7.4(b)       Form of Opinion of Dutton & Overman
Exhibit 7.4(c)       Form of Opinion of Ludwig Goldberg & Krenzel
Exhibit 7.4(l)       Form of Resignation and Release
Exhibit 8.4(c)       Form of Opinion of Kirkland & Ellis


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                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement ("Agreement"), dated as of August 7, 1998, is made by Neenah Foundry Company, a Wisconsin corporation ("Buyer"), the Dalton Corporation Employee Stock Ownership Plan and Trust ("ESOP" or "Seller") and Dalton Corporation, an Indiana corporation ("Company"). Buyer, Seller and the Company are referred to collectively herein as the "Parties".

                                    RECITALS

         Seller owns 2,371,342.8776 shares of common stock of the Company, constituting all of the issued and outstanding capital stock of the Company. Seller desires to sell, and Buyer desires to purchase, all of such issued and outstanding shares ("Shares"), for the consideration and on the terms set forth in this Agreement.

         THEREFORE, in consideration of the mutual promises, covenants, representations and warranties contained herein, the Parties agree as follows:

1.       DEFINITIONS; INTERPRETATION.

         1.1 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         "Acquired Companies"--collectively, the Company and its wholly-owned
Subsidiaries: Dalton Corporation, Warsaw Manufacturing Facility; Dalton Corporation, Kendallville Manufacturing Facility, Dalton Corporation, Ashland Manufacturing Facility and Dalton Corporation, Stryker Machining Facility.

         "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

         "Annex I"--exceptions to Buyer's representations and warranties, delivered to Seller and the Company concurrently with the execution and delivery of this Agreement.

         "Applicable Contract"--any Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

         "Ashland Facility"--Dalton Corporation, Ashland Manufacturing Facility, located at 1681 Orange Street, Ashland, Ohio 44805.

         "Balance Sheet"--as defined in Section 3.4.




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         "Buyer"--as defined in the first paragraph of this Agreement.

         "Code"--the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued thereunder.

         "Closing"--as defined in Section 2.3.

         "Closing Date"--the date and time as of which the Closing actually takes place.

         "Company"--as defined in the first paragraph of this Agreement.

         "Contemplated Transactions"--all of the transactions contemplated by this Agreement,including:

         (a)   The sale of the Shares by Seller to Buyer;

         (b)   Buyer's delivery of the Purchase Price to Seller; and

         (c) The performance by Buyer and Seller of their respective covenants and obligations under this Agreement.

         "Contract"--as defined in Section 3.11.

         "Determination Date"--as defined in Section 2.3(a).

         "Disclosure Schedule"--the disclosure letter delivered to Buyer by Seller and the Company concurrently with the execution and delivery of this Agreement.

         "Environmental, Health, and Safety Liabilities"--any cost (including response costs and corrective action costs), damages, expense, liability, obligation, fees, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law.

         "Environmental Law"--all applicable laws of federal, state or local governments, and agencies thereof, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         "ERISA"--the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.



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         "ESOP Fiduciary"--Consulting Fiduciaries, Inc., an Illinois
corporation.

         "Financial Statements" has the meaning set forth in Section 3.4.

         "Funded Debt"--without duplication, all obligations of any Acquired Company under indebtedness for borrowed money (including, without limitation, principal, interest, overdrafts, penalties, premiums, fees, expenses, indemnities and breakage costs), all obligations of any Acquired Company under capital leases, notes payable, guaranties and drafts accepted representing extensions of credit.

         "GAAP"--United States generally accepted accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

         "HSR Act"--the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "IRS"--the United States Internal Revenue Service or any successor agency.

         "LIFO Reserves"--means any contra asset amounts recorded to report inventory on a LIFO basis in the Balance Sheet, Most Recent Balance Sheet or Proposed Closing Balance Sheet.

         "Most Recent Balance Sheet"--as defined in Section 3.4.

         "Most Recent Financial Statements"--as defined in Section 3.4.

         "Occupational Safety and Health Law"--all applicable laws of federal, state or local governments, and agencies thereof, designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

         "Ordinary Course of Business"--ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Organizational Documents"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any person or other entity; and
(e) any amendment to any of the foregoing.

         "Security Interest"--any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves have been established on the Balance Sheet, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and


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(d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Seller"--as defined in the first paragraph of this Agreement.

         "Shares"--as defined in the Recitals of this Agreement.

         "Subsidiary"--means any Person whose securities having ordinary voting power to elect a majority of its board of directors or managing or general partners (or other persons having similar functions) or other ownership interests (including partnership and membership interests) ordinarily constituting a majority interest in the capital, profits or cash flow of such Person, are at the time, directly or indirectly, owned or controlled by such other Person, or by one or more other Subsidiaries of such other Person, or by such other Person and one or more of its other Subsidiaries; when used in this Agreement, "Subsidiary" means a Subsidiary of the Company.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Target Working Capital" shall mean $19,998,676.00

         "Working Capital" means, as of the date of determination, an amount equal to the consolidated current assets of the Company , less the consolidated current liabilities of the Company, in each case determined in accordance with GAAP, applied in a manner consistent with the preparation of the Financial Statements and the accounting conventions set forth in Section 2.3(e); provided, that (i) all amounts in respect of income Taxes or Taxes imposed pursuant to
Section 1374 of the Code (Tax Imposed on Certain Built-In Gains) shall be excluded from the determination of current assets and current liabilities, (ii) all amounts in respect of Funded Debt shall be excluded from the determination of current assets and current liabilities, (iii) all amounts in respect of LIFO Reserves shall be excluded from the determination of current assets, and (iv) all amounts in respect of contributions made or to be made to the ESOP prior to Closing shall be excluded from the determination of current liabilities in each case, in accordance with Exhibit 1.1.

         1.2 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word "including" means "including, but not limited to"; (iii) masculine gender shall also include the


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feminine and neutral genders, and vice versa; and (iv) words importing the singular shall also include the plural, and vice versa.

2.       SALE AND TRANSFER OF SHARES; CLOSING.

         2.1 Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, convey, transfer and deliver the Shares to Buyer, and, in reliance upon the representations, warranties and covenants contained herein, Buyer will purchase the Shares from Seller.

         2.2 Consideration for Shares. Upon the terms and subject to the conditions contained herein, as consideration for the purchase of the Shares, Buyer shall pay to Sellers, in the aggregate, an amount equal to the difference of (x) $102,000,000.00 less (y) without duplication, the sum of (i) the greater of the total amount of Funded Debt outstanding as of the close of business on the Determination Date and the total amount of Funded Debt outstanding as of the Closing, provided, that there shall be excluded from the determination of Funded Debt as of the Closing any amount which represents an increase in Funded Debt between the Determination Date and the Closing due to the payment of any liability to the extent that the payment of such liability results in a corresponding dollar-for-dollar decrease to a liability reflected on the Working Capital Statement, plus, (ii) all fees and expenses of the Seller and the Acquired Companies incurred in connection with the transactions contemplated by this Agreement in accordance with Section 12.1 to the extent not paid prior to the date hereof and reflected in the Most Recent Financial Statements, plus
(iii) all fees and expenses incurred by any Acquired Company in connection with the sale or attempted sale of the Ashland Facility to the extent not paid prior to the date hereof and reflected in the Most Recent Financial Statements, plus
(iv) all brokers fees and other expenses of any of the Acquired Companies or Seller in connection with the Contemplated Transactions, to the extent not paid prior to the date hereof and reflected in the Most Recent Financial Statements, plus (v) the amount of any disallowed deduction or increased Tax liabilities of any Acquired Company pursuant to Code Section 280G (the "Base Purchase Price") subject to adjustment as provided in Section 2.3 hereof (as so adjusted, the "Purchase Price"), payable in the manner specified in Section 2.5 below. Buyer and the Company shall cooperate with one another to determine the Purchase Price on and as of the Closing Date in accordance with the foregoing.

         2.3  Purchase Price Adjustment.

              (a) Proposed Closing Balance Sheet. The Company shall prepare and deliver to Buyer a balance sheet (the "Proposed Closing Balance Sheet"), on or before a date not more than ten (10) and not less than one (1) business day prior to the Closing Date together with a statement of the Company's determination of the Working Capital of the Company as at the close of business on August 29, 1998, or in the event the Closing shall not have occurred on or prior to September 4, 1998, as of the close of business on the Closing Date (the date of such determination of Working Capital, the "Determination Date"), which shall be reasonably acceptable to Buyer in form and substance (the "Working Capital Statement"). The Proposed Closing Balance Sheet shall be prepared from the books and records of the Company in


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accordance with the accounting principles set forth in subsection (d) below taking into account the payments to be made by the Company at the Closing (including any payments of expenses or Taxes in accordance with Section 12.1).

        (b)   Working Capital Adjustment. If the Final Closing Working
Capital (i) is less than the Target Working Capital, then the Purchase Price payable at Closing shall be reduced dollar-for-dollar by the excess of the Target Working Capital over the Final Closing Working Capital or (ii) is greater than the Target Working Capital, then the Purchase Price payable at Closing shall be increased dollar-for-dollar by the excess of the Final Closing Working Capital over the Target Working Capital (the "Closing Date Adjustment").

        (c)   Preparation of Closing Balance Sheet; Dispute Resolution.

              (i) During the preparation of the Proposed Closing Balance Sheet and the Working Capital Statement and all activities in connection therewith, Buyer will be entitled to designate a representative ("Buyer's Accountant") to observe and comment on the preparation of the Proposed Closing Balance Sheet and the Working Capital Statement and procedures relating thereto. On or prior to the Closing Date Buyer may notify the Company of its objections, if any (an "Objection Notice"), to the Proposed Closing Balance Sheet and/or the determination of the Working Capital from the Working Capital Statement. If the Buyer does not tender to the Company an Objection Notice on or prior to the Closing Date, then the Proposed Closing Balance Sheet and the determination of Working Capital from the Working Capital Statement will be conclusive and binding upon the parties and the Working Capital of the Company as of the Determination Date determined from the Working Capital Statement will be deemed to be the Final Closing Working Capital for purposes of Section 2.3(b) above.

              (ii) Dispute and Amicable Resolution. If the Buyer timely gives an Objection Notice as described in subsection (i) above, then the Company, the Seller and the Buyer will attempt amicably to resolve their disputes as reflected in the Objection Notice, and any amount agreed to in writing by the Company, the Seller and the Buyer as the Working Capital of the Company as of the Determination Date, will be deemed to be the Final Closing Working Capital for purposes of Section 2.3(b) above.

            (iii) Resolution by Independent Accounting Firm. If the Company, the Seller and the Buyer do not resolve all disputes as reflected in the Objection Notice on or prior to the Closing Date, then the Company, the Seller and the Buyer will retain a firm of certified public accountants that is mutually acceptable to the Company, the Seller and the Buyer (if the Company, the Seller and the Buyer are unable to agree on a mutually acceptable accounting firm prior to the 15th day following delivery of the Objection Notice, then such firm will be chosen randomly by lot from among the accounting firms formerly constituting the "big six", other than the Company's accountant and the Buyer's Accountant) (the "Independent Accounting Firm") to determine the Working Capital of the Company as of the Determination Date, as soon as practicable, and, in any event, within 30 days after the submission of any dispute thereto, all in accordance with the standards and definitions set forth herein and in subsection (d) below. The Working Capital, determined by the Independent Accounting Firm (1) must be within the range


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of values established for such amount as determined by reference to the value assigned to such amount by the Buyer's Accountant and the Company in the Objection Notice and the Proposed Closing Balance Sheet, respectively, and, assuming compliance with the preceding clause, (2) will be conclusive and binding upon the Parties for purposes of Section 2.3(b) above. The fees and expenses of the Independent Accounting Firm will be split equally between the Buyer and the Company, and the portion thereof attributable to the Company shall be considered an expense of the Company for purposes of Section 2.2 above.

                   (iv) "Final Closing Working Capital" means the Working Capital as of the close of business on the Determination Date as finally determined pursuant to clauses (i), (ii) and (iii) above.

              (d) Accounting Conventions. Each accounting term used herein shall have the meaning that is applied thereto in accordance with GAAP and each account included in the Closing Date Balance Sheet shall be calculated in accordance with GAAP and shall be consistent with the books and records of the Company; provided, that all known arithmetic errors shall be taken into account in the calculation of each account set forth above, regardless of their materiality. With respect to the calculation of the levels of the accounts set forth above, no change in accounting principles shall be made from those utilized in preparing the Financial Statements, including, with respect to the nature or classification of accounts, closing proceedings, levels of reserves or levels of accruals other than as a result of objective changes in the underlying business. For purposes of the preceding sentence, "changes in accounting principles" includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or their display, as well as all changes in practices, methods, conventions or assumptions utilized in making accounting estimates.

         2.4 Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyer's counsel at 153 E. 53rd St., New York, New York, at 10:00 a.m. (local time) on the later of (a) September 4, 1998 or (b) three (3) business days after the satisfaction or waiver of all conditions to Closing contained in Sections 7 and 8 below. Subject to termination in accordance with provisions of Section 9 hereof, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.4 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

         2.5 Closing Obligations. At the Closing, (a) Seller will deliver to Buyer (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer free and clear of all liens, charges, security interests, encumbrances and restrictions on transfer whatsoever, and (ii) the documents referred to in Section 7.4; and (b) Buyer will deliver to Seller (i) by wire transfer to an account designated by Seller by notice to Buyer not less than five (5) business days prior to Closing, immediately available funds in the aggregate in the amount of the Purchase Price and (ii) the documents referred to in Section 8.4.



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3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER.

         The Company and Seller with respect to the ESOP represent and warrant to Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

         3.1 Organization And Good Standing. Section 3.1 of the Disclosure Schedule contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, its capitalization (including the identity of each stockholder and the number of shares held by each) and its officers and directors. Each Acquired Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify would not have a material adverse effect on its business, operations or financial condition or the ownership of any of its assets. Seller has delivered to Buyer true and complete copies of the Organizational Documents of each Acquired Company, as currently in effect.

         3.2  Authority; No Conflict.

              (a) Each of the Company and Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of the Company and Seller, enforceable in accordance with its terms.

              (b) Except as set forth in Section 3.2(b) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Acquired Companies; (ii) contravene, conflict with, or result in a violation of any order, writ, decree or injunction of any court or governmental agency having jurisdiction over the Seller or any of the Acquired Companies or any of their respective properties; (iii) contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or (iv) result in the imposition or creation of any lien, security interest or encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.



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              (c)  Except as set forth in Section 3.2(c) of the Disclosure
Schedule, neither Seller nor any Acquired Company is or will be required to give any notice to, make any declaration, filing or registration with or obtain any waiver, authorization, approval or consent from any person or other entity in connection with the execution and delivery of this Agreement, the consummation or performance of the Contemplated Transactions or the continuation of any Acquired Company's rights under any Applicable Contract.

         3.3 Capitalization. The authorized equity securities of the Company consist of 8,750,000 shares of common stock without par value, of which 2,371,342.8776 shares are issued and outstanding and constitute the Shares. Seller is and will be on the Closing Date the record owner and holder of the Shares, free and clear of all encumbrances. The Company is the owner of record and beneficially of all the outstanding equity securities of each other Acquired Company, free and clear of all encumbrances. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held beneficially and of record by Seller free and clear of all Taxes, liens, claims, charges, pledges, encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, demands and restrictions whatsoever. No shares of the capital stock of any Acquired Company are reserved for issuance. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other commitments that could require any Acquired Company to issue, sell, or otherwise cause to become outstanding any of its or any other Acquired Company's capital stock, nor any stock appreciation rights, phantom stock, or similar rights or instruments. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company. All of the shares of capital stock of each Subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable. The Company owns all of the issued and outstanding shares of capital stock in each of its Subsidiaries free and clear of any restrictions on transfer, Taxes, liens, claims, charges, pledges, encumbrances, options, warrants, purchase rights, contracts, commitments, equities, and demands and restrictions whatsoever. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Company or its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of the Company to issue, sell, or otherwise cause to become outstanding any of its own capital stock, nor any stock appreciation rights, phantom stock, or similar rights or instruments.

         3.4 Financial Statements. The Company has delivered to Buyer (a) audited, consolidated balance sheets of the Acquired Companies as at January 3, 1998 (the "Balance Sheet"), December 28, 1996 and December 30, 1995 and the related audited, consolidated statements of income, stockholders' equity and cash flow for the fiscal year then ended (collectively, the "Financial Statements"), together with the report thereon of Price Waterhouse LLP with respect to the 1995 and 1996 fiscal years and of Price Waterhouse Coopers LLP, with respect to the 1997 fiscal year, in each case as the Company's independent certified public accountants, and (b) an unaudited, consolidated and consolidating balance sheet of the Acquired Companies as at June 30, 1998 (the "Most Recent Balance Sheet") and the related unaudited,


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consolidated statements of income, shareholders' equity and cash flow for the 6 months then ended (the "Most Recent Financial Statements"). The Financial Statements (including the notes thereto) have been prepared from the books and records of the Company, are correct and complete, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the transactions, assets and liabilities of the Acquired Companies as of such dates and the financial condition of the Acquired Companies as of such dates and the results of operations of the Acquired Companies for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

         3.5 Books And Records. The books of account, minute books, stock record books, and other records of the Acquired Companies, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The stock records of the Acquired Companies fairly and accurately reflect in all respects the record ownership of all of the outstanding Shares of capital stock of the Acquired Companies.

         3.6  Title to Assets; Sufficiency. Except as set forth in Section
3.6 of the Disclosure Schedule, the Acquired Companies have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them or otherwise necessary to conduct their business, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. The assets currently owned by the Acquired Companies, or leased by any Acquired Company pursuant to any valid and enforceable lease agreement entered into in the Ordinary Course of Business or otherwise disclosed to Buyer constitute all of the assets necessary to conduct the business of the Company and its Subsidiaries in accordance with past practices as of the most recent fiscal month end and as of the date hereof.

         3.7  Title To Properties; Encumbrances.

              (a) Section 3.7(a) of the Disclosure Schedule sets forth the address and legal description of each parcel of real property owned by an Acquired Company (the "Owned Real Property"). The applicable Acquired Company has good and marketable title in and to all of the Owned Real Property subject to no liens, encroachments, encumbrances or other defects in title (collectively, "Liens"), except as described on such Section of the Disclosure Schedule.

              (b) Section 3.7(b) of the Disclosure Schedule sets forth a list of all leases, subleases and other occupancy agreements, including all amendments, extensions and other modifications (the "Leases") for real property (the "Leased Real Property"; the Owned Real Property and the Leased Real Property, collectively, the "Real Property") to which any Acquired Company is a "tenant", "subtenant"or other lessee party. The applicable Acquired Company has a good and valid leasehold interest in and to all of the Leased Real Property, subject to no Liens except as described in such Section of the Disclosure Schedule. Each Lease is in full force and effect and is enforceable in accordance with its terms. There exists no default or condition


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which, with the giving of notice, the passage of time or both, could become a default under any Lease.

              (c) The Real Property constitutes all of the real property owned, leased, occupied or otherwise utilized in connection with the business of the Acquired Companies. Other than the Acquired Companies, there are no parties in possession or parties having any current or future right to occupy any of the Real Property. The Real Property is in good condition and repair and is sufficient and appropriate for the conduct of the business of the Acquired Companies. The Real Property and all plants, buildings and improvements located thereon conform to all applicable building, zoning and other laws, ordinances, rules and regulations. All permits, licenses and other approvals necessary to the current occupancy and use of the Real Property have been obtained, are in full force and effect and have not been violated. There exists no violation of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Real Property. All improvements located on the Real Property have direct access to a public road adjoining such Real Property. No such improvements or accessways encroach on land not included in the Real Property and no such improvement is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Property. There is no pending or, to the knowledge of any Acquired Company, any threatened condemnation proceeding affecting any portion of the Real Property. There are no outstanding options or rights of first refusal with respect to the purchase or use of any of the Owned Real Property, any portion thereof or interest therein. None of the Acquired Companies are obligated to purchase or lease any real property.

              (d) The Company has delivered or made available to Buyer copies of the deeds and other instruments by which the Acquired Companies acquired all Real Property, leaseholds or other interests owned by the Acquired Companies, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of the Acquired Companies and relating to such property or interests.

         3.8 No Undisclosed Liabilities. Except as set forth in Section 3.8 of the Disclosure Schedule, the Acquired Companies have no liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the most recent Balance Sheet and current liabilities incurred in the ordinary course of business since the date thereof, none of which is a liability resulting from, arising out of, relating to, in the nature of or caused by any breach of contract, breach of warranty, tort, infringement, claim or lawsuit.

         3.9 Tax Matters. Except as set forth in the applicable subsection of Section 3.9 of the Disclosure Schedule:

              (a) Each of the Company and its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid. Except as set forth in Section 3.9(a)(i) of the Disclosure Schedule, none of the Company and its Subsidiaries currently is the beneficiary of any extension of time within which


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to file any Tax Return. Except as set forth in Section 3.9(a)(ii) of the
Disclosure Schedule, no claim has ever been made by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests or liens on any of the assets of any of the Company and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

              (b) Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

              (c) No director or officer (or employee responsible for Tax matters) of any of the Company and its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any of the Company and its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company and its Subsidiaries has Knowledge based upon personal contact with any agent of such authority. Section 3.9(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Company and its Subsidiaries for taxable periods ended on or after December 31, 1991, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries since December 31, 1991.

              (d) None of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

              (e) None of the Company and its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. None of the Company and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. None of the Company and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Company and its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any Liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treas. Reg.
Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.



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               (f)  Section 3.9(f) of the Disclosure Schedule sets forth the following information with respect to each of the Company and its Subsidiaries (or, in the case of clause (B) below, with respect to each of the Subsidiaries) as of the most recent practicable date: (A) the basis of the Company or such Subsidiary in its assets; (B) the basis of the stockholder(s) of each Subsidiary in its stock (or the amount of any Excess Loss Account (as such term is defined in the Code)); (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or any Subsidiary; (D) the amount of any deferred gain or loss allocable to the Company or any Subsidiary arising out of any Deferred Intercompany Transaction (as such term is defined in the Code); and
(E) sufficient detail regarding each asset of the Company or any Subsidiary sold, transferred, conveyed, assigned or otherwise disposed of since the date of the Balance Sheet to permit Buyer to determine the amount of any Tax (including any Tax imposed pursuant to Section 1374 of the Code (Tax Imposed on Certain Built-In Gains)) incurred or to be incurred through the Closing Date by any Acquired Company for each taxable period ending on or after the Closing Date.

               (g) The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the date of the Most Recent Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the day of the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

               (h) The Company has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times since January 4, 1998 and the Company will be an S corporation up to and including the Closing Date.

               (i) Section 3.9(i) of the Disclosure Schedule identifies each Acquired Company that is a "qualified subchapter S subsidiary" within the meaning of Code Section 1361(b)(3)(B). Each Subsidiary so identified has been a qualified subchapter S subsidiary at all times since the date shown on such schedule up to and including the Closing Date.

               (j) Neither the Company nor any qualified subchapter S subsidiary of the Company has, in the past 10 years, (A) acquired assets from another Person in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

         3.10 No Material Adverse Change. Since the date of the Balance Sheet there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition (financial or otherwise) of any Acquired Company.



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         3.11  Contracts. Section 3.11 of the Disclosure Schedule lists the following contracts and other agreements to which any Acquired Company is a party (each a "Contract" and collectively, the "Contracts"):

               (a) any agreement (or group of related agreements) for the consignment or lease of machinery, equipment or other personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

               (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, products, machinery, equipment or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $50,000;

               (c) any capitalized lease, pledge, conditional sale or title retention agreement involving the payment of more than $50,000 in the aggregate;

               (d)  any agreement concerning a partnership or joint venture;

               (e) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

               (f) any agreement concerning confidentiality or noncompetition or otherwise prohibiting the Company or any of its Subsidiaries from freely engaging in any business;

               (g) any material agreement with the Seller or any of its Affiliates;

               (h) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, or employees;

               (i) any license, royalty or other agreement relating to any Acquired Company's Intellectual Property;

               (j) any agreement containing commitments of suretyship, guarantee or indemnification (except for guarantees, warranties and indemnities provided by the Company or any Subsidiary in the ordinary course of business and those having a contract value, individually or in the aggregate of $25,000 or less);

               (k)  any agreement involving a governmental body;

               (l)  any collective bargaining agreement;



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               (m)  any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing material severance benefits;

               (n) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, assets, conditions, properties or prospects of any Acquired Company;

               (o) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000; or

               (p) any commitment to do any of the foregoing described in clauses (a) through (o).

               The Company has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 3.11 of the Disclosure Schedule and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 3.11 of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects and will continue to be so following the Closing; (B) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any material provision of the agreement. Except as specifically identified in Section 3.11 of the Disclosure Schedule, no Acquired Company is a party to any contract, agreement or understanding which contains a "change in control", "potential change in control" or similar provision which could be triggered by the transactions contemplated by this Agreement.

         3.12  Employee Benefits.

               (a) As used in this Section 3.12, the following terms have the meanings set forth below.

         "Employee Benefit Plan"--any Pension Plan, Welfare Plan, or Multi-Employer Plan which any of the Acquired Companies maintains or contributes to, or with respect to which any of the Acquired Companies has any liability or potential liability.

         "Multi-Employer Plan"--has the meaning given in ERISA Section
3(37)(A).

         "Other Benefit Obligation"--means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans with respect to which any of the Acquired Companies has any liability or potential liability. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered,


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sabbatical policies, severance payment policies, and fringe benefits within the meaning of Section 132 of the Code.

         "PBGC"--means the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Pension Plan"--has the meaning given in ERISA Section  3(2)(A).

         "Plan"--has the meaning given in ERISA Section  3(3).

         "Welfare Plan"--has the meaning given in ERISA Section  3(1).

               (b) Section 3.12(b) of the Disclosure Schedule contains a complete and accurate list of each Employee Benefit Plan and each other Benefit obligation.

               (c)  The Company has delivered to Buyer, as applicable:

                    (i) All documents that set forth the terms of each Employee Benefit Plan and each other Benefit obligation and of any related trust, including plan documents and summary plan descriptions;

                    (ii) All personnel, payroll, and employment manuals and policies;

                    (iii) All collective bargaining agreements pursuant to which contributions have been made or obligations incurred by the Acquired Companies;

                    (iv) A written description of any Other Benefit Obligation that is not otherwise in writing;

                    (v) All insurance policies purchased by or to provide benefits under any Employee Benefit Plan or Other Benefit Obligation;

                    (vi) All contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Employee Benefit Plan or Other Benefit Obligation;

                    (vii) The Forms 5500 filed with respect to each Employee Benefit Plan in each of the most recent three plan years, including all schedules thereto;

                    (viii) The most recent determination letter received with respect to each Employee Benefit Plan from the IRS; and

                    (ix) The actuarial reports prepared with respect to each Employee Benefit Plan in each of the most recent three plan years.



                                       16
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                                                                  EXECUTION COPY

         (d)  Except as set forth in Section 3.12(d) of the Disclosure Schedule:

              (i) The Acquired Companies have performed all of their respective obligations under all Employee Benefit Plans and Other Benefit Obligations;

              (ii) The Acquired Companies, with respect to all Employee Benefit Plans and Other Benefit Obligations are in full compliance with ERISA, the Code, and other applicable laws and with any applicable collective bargaining agreement, no prohibited transaction has occurred, no Acquired Company has any liability to the IRS or the PBGC, and all filings required by ERISA and the Code as to each Employee Benefit Plan have been timely filed; and

              (iii) Other than ordinary claims for benefits submitted by participants or beneficiaries, no claim against or legal proceeding involving any Employee Benefit Plan or Other Benefit Obligation is pending or, to the Company's knowledge, is threatened.

         (e) Each Employee Benefit Plan that is intended to be qualified within the meaning of Code Section 401(a) has received a determination from the IRS that such Employee Benefit Plan is so qualified and nothing has occurred since the date of such determination that could adversely affect the qualification of such Employee Benefit Plan.

         (f) Each Employee Benefit Plan and any related trust, insurance contract or fund has been maintained, funded and administered in compliance with its respective terms and the terms of any applicable collective bargaining agreements and in compliance with all applicable laws and regulations, including, but not limited to, ERISA and the Code; there has been no application for or waiver of the minimum funding standards imposed by Code Section 412 with respect to any Employee Benefit Plan, and there are no circumstances that would materially change the funded status of any Employee Benefit Plan; no asset that is to be acquired by Buyer, directly or indirectly, pursuant to this Agreement is subject to any lien under ERISA or the Code; and none of the Acquired Companies has incurred any liability under Title IV of ERISA (other than for contributions not yet due) or to the PBGC (other than for payment of premiums not yet due).

         (g) None of the Acquired Companies has incurred any liability on account of a "partial withdrawal" or a "complete withdrawal" (within the meaning of Section 4205 and 4203, respectively, of ERISA) from any Multi-Employer Plan, no such liability has been asserted, and there are no events or circumstances which could result in any such partial or complete withdrawal; and none of the Acquired Companies is bound by any contract or agreement or has any obligation or liability described in Section 4204 of ERISA.

         (h) Each of the Acquired Companies has complied with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA; and none of the Acquired Companies has any obligation under any Employee Benefit Plan or otherwise to provide health or life insurance benefits to former employees of the Acquired Companies or to any other person, except as specifically required by Part 6 of Subtitle B of Title I of ERISA.



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              (i)  The Company has no liability with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Code Section 414 with any trade, business or entity other than the Acquired Companies.

         3.13 Compliance With Legal Requirements. Except as set forth in Section
3.13 of the Disclosure Schedule, each Acquired Company has complied with and is in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state or local governments, and all agencies thereof, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, grievance or notice has been filed or commenced against any of them alleging any failure to comply.

         3.14 Litigation. Except as set forth in Section 3.14 of the Disclosure Schedule, none of the Acquired Companies nor their respective officers, directors, employees or agents, in their capacities as such, are engaged in, a party to, or threatened with any legal action or other proceeding or investigation before any court, arbitrator or governmental agency, or are subject to any pending or threatened adverse claim, the existence or outcome of which could result in a monetary or non-monetary judgment, order or award that could have a material adverse effect upon the business, operations or financial condition of any Acquired Company.

         3.15 Absence Of Certain Changes And Events. Except as set forth in
Section 3.15 of the Disclosure Schedule, since the date of the Most Recent Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and, without limiting the generality of the foregoing, there has not been any:

              (a) change in any Acquired Company's authorized or issued capital stock, grant of any stock option or right to purchase shares of capital stock of any Acquired Company, issuance of any security convertible into such capital stock, or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock or redemption, purchase of or other acquisition of shares of any Acquired Company's capital stock;

              (b) amendment to the Organizational Documents of any Acquired Company (except as provided in Section 5.3).

              (c) damage to or destruction or loss of any asset (tangible or intangible) or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business or financial condition of any Acquired Company;

              (d) cancellation or compromise of any debt to, claim by or right of the Acquired Companies except in the Ordinary Course of Business and as noted on the books and records of the Acquired Companies;

              (e) amendment or termination of any material contract or commitment to which an Acquired Company is a party, other than in the Ordinary Course of Business;


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              (f)  extraordinary transaction outside the Ordinary Course of
Business;

              (g) sale, lease, transfer, or assignment of or lien or Security Interest imposed upon, or any license or sublicense of, any material assets, tangible or intangible, of any Acquired Company outside the Ordinary Course of Business;

              (h) material agreement, contract, lease, or license entered into by any Acquired Company outside the Ordinary Course of Business;

              (i) acceleration, termination, material modification to, or cancellation of any material agreement, contract, lease, or license to which any Acquired Company is a party or by which any of them is bound;

              (j) capital expenditures in an amount in excess of $100,000.00 individually or in the aggregate or any capital investment in, or any loan to, any other Person;

              (k) loan to, or any other transaction entered into with, any Acquired Company's directors, officers, and employees, other than employment arrangements entered into in the Ordinary Course of Business and disclosed in writing to Buyer;

              (l) increase in the base compensation of or any other material change in the employment terms of any Acquired Company's directors, officers and employees;

              (m) employment contract or collective bargaining agreement, written or oral, entered into by any Acquired Company or any modification of the terms of any existing such contract or agreement;

              (n) adoption, amendment, modification, or termination of any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any Acquired Company's directors, officers, and employees (and no such action has been taken with respect to any other Employee Benefit Plan);

              (o) change in the accounting principles, practices, procedures or methods of any Acquired Company or in its cash management practices; or

              (p) commitment by any Acquired Company to do any of the foregoing.

         3.16 Insurance.

              (a) The Company has delivered to Buyer true and complete copies of all policies of insurance (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) currently in force to which any Acquired Company is a party or under which any Acquired Company, or any director or officer of any Acquired Company, is covered.



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              (b)  Section 3.16(b) of the Disclosure Schedule sets forth with respect to each policy (i) the name, address and telephone number of the agent,
(ii) the name of the insured, the name of the policy holder and the name of each covered insured, (iii) the policy number and period of coverage, and (iv) a description of any retroactive premium adjustment or other experience-based liability on the part of any Acquired Company, and (iv) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Acquired Company.

              (c) Except as set forth in Section 3.16(c) of the Disclosure Schedule, all policies to which any Acquired Company is a party or that provide coverage to either Seller, any Acquired Company, or any director or officer of an Acquired Company: (i) Are valid, outstanding, and enforceable, (ii) are issued by an insurer that is financially sound and reputable, (iii) taken together, provide adequate insurance coverage for the assets and the operations of the Acquired Companies for all risks to which the Acquired Companies are normally exposed, (iv) neither the Company, its Subsidiaries nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (v) no party to the policy has repudiated any material provision thereof.
Section 3.16(c) of the Disclosure Schedule describes any material self-insurance arrangements affecting any of the Company and its Subsidiaries.

              (d) All known claims, if any, made against the Company or any of the Subsidiaries that are covered by insurance have been disclosed to and accepted by the appropriate insurance companies and are being defended by such appropriate insurance companies and are described in Section 3.16(d) of the Disclosure Schedule and, except as disclosed in Section 3.16(d) of the Disclosure Schedule, no claims have been denied coverage during the last three years.

         3.17 Labor and Employment Matters.

              (a) Except as set forth in Section 3.17 of the Disclosure Schedule, no Acquired Company is party to or bound by any collective bargaining agreement or relationship with any labor organization. Except as disclosed in
Section 3.17 of the Disclosure Schedule with respect to the Acquired Companies:
(i) no executive, key employee or group of employees has any plans to terminate employment; (ii) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;
(iii) no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists; (iv) within the past five years no labor strike, work stoppage or slowdown, or other material labor dispute has occurred, and none is underway or threatened; (v) there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by any such Acquired Company (or its or their officers or directors) of any law, regulation or contract; and (vi) no Acquired Company or agent thereof has committed any act or omission giving rise to


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liability for any violation identified in subsection (v) above, or as a result of any adverse workman's compensation experience.

              (b) Any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been satisfied. No Acquired Company has implemented any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment Retraining and Notification ("WARN") Act of 1988, as amended, or any similar state or local law or regulation, and no layoffs that could implicate such laws or regulations will be implemented before Closing without advance notification to Buyer.

         3.18 Environmental, Health And Safety Matters. Except as set forth in
Section 3.18 of the Disclosure Schedule:

              (a) Each Acquired Company has complied and is in full compliance with, and is not in violation of or liable under, any Environmental Law. There is no threatened notice, claim, citation or directive from any federal, state or local government, or any agency thereof, or private citizen acting in the public interest, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any property or assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest.

              (b) There is no pending or threatened notice, claim, citation or directive that relates to hazardous activity or hazardous materials, or any alleged, actual or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the properties or assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest, with respect to which hazardous materials have been generated, handled, treated, stored or disposed of.

              (c) The Company has delivered to Buyer true and complete copies and results of all reports, studies, analyses, tests, or monitoring possessed by any Acquired Company pertaining to hazardous materials or hazardous activities in, on, or under the Real Property or concerning compliance by any Acquired Company with Environmental Laws, except for such materials that are generated routinely in the ordinary course of compliance with the terms of permits or monitoring requirements imposed by Environmental Laws.

              (d) Other than as disclosed in Section 3.18(d) of the Disclosure Schedule, all properties and equipment used in the business of any Acquired Company and their respective predecessors and Affiliates have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-transdichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

              (e) No Acquired Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility and no such


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property or facility is contaminated by any such substance, in a manner that has given or would give rise to material liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to any Environmental Law (including CERCLA and RCRA).

              (f) None of the following exists at any Owned Real Property or Leased Real Property: (1) underground storage tanks; (2) asbestos-containing material in any form or condition; (3) materials or equipment containing polychlorinated biphenyls; or (4) landfills, surface impoundments or disposal areas, except (x) in the case of clauses (1), (3) or (4), for such items that are in compliance in all material respects with all applicable Environmental Laws and (y) in the case of clause (2), for such items for which no remedial actions are necessary to prevent any present or future material liability.

              (g) Neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any so-called "transaction-triggered" or "responsible transfer" Environmental Laws.

         3.19 Intellectual Property.

              (a) The Acquired Companies own or have the right to use pursuant to a valid and enforceable license, agreement or permission all Intellectual Property necessary for the operation of their businesses as presently conducted.

              (b) No Acquired Company has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and no Acquired Company has ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation or contesting the validity or enforceability of any Intellectual Property owned or used by the Acquired Companies.

              (c) Section 3.19(c) of the Disclosure Schedule identifies each item of patented, registered and applied for Intellectual Property, and material unregistered trademarks, service marks, trade names, copyrights, in each case owned by any of the Acquired Companies, and any Intellectual Property that any third party owns and that the Acquired Companies use pursuant to license, sublicense, agreement or permission. The Company has delivered to Buyer correct and complete copies of all such licenses, agreements and permissions as currently in effect with respect to each item of Intellectual Property so identified.

              (d) None of the Acquired Companies have any notice of or are aware of any facts which indicate a likelihood of any infringement or misappropriation by any third party with respect to the Intellectual Property of the Acquired Companies.

              (e) All Intellectual Property owned or used by the Acquired Companies immediately prior to the Closing will be owned or available for use by the Acquired Companies on identical terms and conditions immediately subsequent to the Closing.


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               (f)  "Intellectual Property" shall mean all patents, patent applications and patent disclosures; all inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names and all the goodwill associated therewith; all mask works; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research information; drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial, business and marketing plans, customer and supplier lists and related information, marketing materials and all other intellectual property rights.

         3.20  Transaction With Affiliates. Except as set forth on in Section
3.20 of the Disclosure Schedule, none of the Company's nor any of its Subsidiaries' shareholders, directors, officers or employees nor any of their respective relatives or Affiliates is involved in any business arrangement or relationship with the Company or any of its Subsidiaries (whether written or oral), and none of the Company's or any of its Subsidiaries' shareholders, directors, officers or employees nor any of their respective relatives or Affiliates owns any property or right, tangible or intangible, which is used by the Company or any of its Subsidiaries or necessary to the business of any Acquired Company.

         3.21 Funded Debt. Except as set forth in Section 3.21 of the Disclosure Schedule neither the Company nor any of its Subsidiaries has outstanding any Funded Debt nor is a guarantor or is otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

         3.22 Due Inquiry. Each of the directors and officers of each Acquired Company has reviewed each of the representations and warranties contained in this Section 3 and the Company has made due inquiry of each person who is in a corporate management, plant management or superintendent level position who might reasonably be expected, within the scope of his or her management or supervisory responsibility, to have information regarding or knowledge of any fact, event or other circumstance which may constitute a breach of any representation or warranty of the Company contained herein.

         3.23 Disclosure. Taken as a whole, the representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

         3.24  Representations And Warranties Concerning The ESOP.

               (a) The sale of the Shares will not violate or conflict with the governing documents of the ESOP and will not constitute a "prohibited transaction" as defined in Code Section 4975(c) and Sections 406 and 407 of ERISA and the regulations thereunder.

               (b) Except as set forth in Section 3.24(b)(i) or (ii) of the Disclosure Schedule, as applicable, during the 3-year period ending on the Closing Date, (i) there have been no sales


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of securities to the ESOP and (ii) there have been no sales of securities to the
ESOP as to which the Company has provided or agreed to provide the written statement required by Code Section 1042(b)(3) or which could otherwise cause any Acquired Company to be subject to any Tax pursuant to Code Section 4978.

               (c) There are no outstanding loans with respect to the ESOP, and no unallocated shares are held in the ESOP suspense account.

         3.25 Brokers Or Finders. Except as set forth in Section 3.25 of the Disclosure Schedule, no Acquired Company has incurred any obligation or liability for any fee or commission to any broker, finder or agent in connection with this Agreement or with respect to the Contemplated Transactions or the sale of the Ashland Facility or which could otherwise result in the obligation of Buyer to pay any such fee or commission.

         4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows:

         4.1 Organization And Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin.

         4.2  Authority; No Conflict.

              (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

              (b) Except as set forth in Annex I, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of the Contemplated Transactions on the terms and conditions prescribed herein will give any person or entity the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of Buyer's Organizational Documents, (ii) any order, writ, decree or injunction of any court or governmental agency having jurisdiction over it or any of its properties, or (iii) any contract, commitment or other obligation to which Buyer is a party or by which Buyer may be bound.

              (c) Except as set forth in Annex I or with respect to requirements under the HSR Act, Buyer is not and will not be required to obtain any consent from any governmental or regulatory authority or other person or entity in connection with the execution and delivery of this Agreement or the consummation or performance of the Contemplated Transactions on the terms and conditions prescribed herein.

         4.3 Brokers Or Finders. Buyer has incurred no obligation or liability for any fee or commission to any broker, finder or agent, and will not incur any such obligation or liability, in connection with this Agreement which would result in the obligation of Seller to pay any such fee or commission with respect to the Contemplated Transactions.



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5.       COVENANTS OF THE COMPANY, AND SELLER WITH RESPECT TO THE ESOP.

         5.1 Access And Investigation. Between the date of this Agreement and the Closing Date, the Company and Seller will, and will cause each Acquired Company and its representatives and employees to, (a) afford Buyer and its representatives and prospective lenders and their representatives (collectively, "Buyer's Advisors") full and free access to each Acquired Company's personnel, properties (including subsurface testing), contracts, books and records, Tax Returns and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination and to make full disclosure to Buyer and its lenders of all material facts affecting the financial condition and business operations of the Company and its Subsidiaries.

         5.2 Operation Of The Businesses Of The Acquired Companies. Between the date of this Agreement and the Closing Date, the Company and Seller will, and will cause each Acquired Company to: (a) conduct the business of such Acquired Company only in the Ordinary Course of Business; (b) use their best efforts to preserve intact its current business, assets and organization and maintain the relations and good will with suppliers, customers, landlords, licensors, creditors, employees, agents, and others having business relationships with such Acquired Company; (c) confer with Buyer concerning operational matters of a material nature; and (d) otherwise report periodically to Buyer, as Buyer may reasonably request, concerning the status of the business, operations, and finances of such Acquired Company.

         5.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Company and Seller will not, and will cause each Acquired Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.15 will or is likely to occur, except: prior to the Closing the by-laws of the Company will be duly amended, effective with and contingent upon the Closing, to delete section 2.01 thereof, which currently limits the ownership of substantially all of the Company's outstanding shares to the salaried employees and the trustee of the ESOP. From and after the Determination Date, none of the Acquired Companies shall pay, cause to be paid or permit to be paid any amount that would have the effect of reducing the amount of any outstanding Funded Debt other than in accordance with the terms thereof, to the extent necessary to avoid the occurrence or continuation of any default or event of default thereunder, or on the Closing Date in accordance with Section 2.2.

         5.4 Notification. Between the date of this Agreement and the Closing Date, the Company and Seller will promptly notify Buyer in writing if Seller or any Acquired Company or any of its employees becomes aware of any fact or condition that causes or constitutes a breach of any of their representations and warranties as of the date of this Agreement, or if Seller or any Acquired Company or any of its employees becomes aware of the occurrence after the


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date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, the Company and Seller will promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change; provided, that any such disclosure shall not be effective to cure any such breach for purposes of
Section 7.1 without the written consent of Buyer.

         5.5 Fairness Opinion. Prior to the Closing Date, Seller shall retain Duff & Phelps or such other qualified, independent financial advisor (as is reasonably acceptable to Buyer) to make an appraisal of the fair market value of the ESOP and to render an opinion at Closing to the effect that the Purchase Price is not less than the fair market value of the Shares, and the Contemplated Transactions are fair to the ESOP from a financial point of view.

         5.6 Termination Of ESOP. Prior to the Closing, the Company's Board of Directors will adopt resolutions to terminate the ESOP, effective with and contingent upon the Closing.

         5.7 Best Efforts. Between the date of this Agreement and the Closing Date, the Company and Seller will use their best efforts to cause the conditions in Sections 7 and 8 to be satisfied. Seller and the Company will, as soon as reasonably practicable, commence to take all commercially reasonable actions required to obtain all consents, approvals, waivers and agreements of, and to give all notices and make all other registrations or filings with, any third parties, including governmental authorities, including any such filing required under the HSR Act, necessary to authorize, approve or permit the full and complete sale, conveyance, assignment, transfer and delivery of the Shares and the continuance in full force and effect of the permits, contracts and other agreements set forth on the Disclosure Schedule, and shall cooperate with Buyer with respect thereto; provided, that it shall be the obligation of the Company and Seller to procure all authorizations, consents and approvals set forth in
Section 3.2(c) of the Disclosure Schedule.

         5.8 Exclusivity. (a) Until the earlier occurs of the Closing or the termination of this Agreement, none of the Seller, any Acquired Company, nor any of their respective directors, officers, employees, agents, representatives, shareholders or Affiliates (collectively, the "Company Group") shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, or encourage inquiries or proposals (each, an "Acquisition Proposal") with respect to, or furnish any information relating to or participate in any negotiations or discussions concerning, or enter into any agreement with respect to, any acquisition or purchase of all or a substantial portion of the business, assets, properties, capital stock or capital stock equivalents of the Company or any of its Subsidiaries (a "Potential Sale"), whether by merger, combination, sale of stock, sale of assets, recapitalization, or otherwise (an "Acquisition"), or enter into any agreement, arrangement or undertaking requiring it to abandon, terminate or fail to consummate the transaction contemplated by this Agreement. The Seller and the Company shall, and shall cause each other member of the Company Group to, immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any parties, other than Buyer, conducted prior to the


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date hereof with respect to any Acquisition Proposal. The Company shall (i)
immediately inform Buyer of any inquiries any member of the Company Group receives after the date hereof concerning an Acquisition Proposal or Potential Sale and provide Buyer with copies of all correspondence or other documents received in connection therewith and (ii) inform the Persons sending such inquiries, requests or proposals that the Company is bound by an exclusivity arrangement (without any reference to Buyer, its Affiliates, or its potential financing sources). The Seller and the Company represent that each is not a party to or bound by any agreement with respect to an Acquisition Proposal other than under this Agreement. Each of the Seller and the Company shall cause its officers, directors, agents and advisors to comply with the provisions of this
Section 5.8. Notwithstanding the foregoing, Seller and Company shall not be prohibited by this Section 5.8 from participating in negotiations to sell the Ashland Facility; provided that the Company shall keep the Buyer duly apprised of all such negotiations or transactions and provide Buyer with any such information or details regarding such transaction as Buyer shall reasonably request.

              (b) Termination Rights. If the ESOP Fiduciary shall determine or the Board of Directors of the Company shall determine by a majority vote, in each case, in good faith, after consultation with its financial and legal advisors, with respect to any unsolicited written proposal from a third party for an Acquisition Proposal received after the date hereof that failure to enter into such Acquisition Proposal would constitute a breach of the fiduciary duties of the ESOP Fiduciary or the Board of Directors of the Company, as the case may be, under applicable law and that such Acquisition Proposal is more favorable to the Seller and the Company than the transactions contemplated by this Agreement and is in the best interest of the Seller and the Company and the Company has received the advice of its outside legal counsel setting forth the relevant factors the Board of Directors must consider under applicable law, and in the written opinion of such counsel, the failure to consider such an Acquisition Proposal would constitute a breach of the Company's Board of Directors' fiduciary duties under applicable law, then the Company may terminate this Agreement and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement (each, as an "Acquisition Agreement") with respect to such Acquisition Proposal; provided that, (A) prior to any such termination, the Company has provided Buyer written notice that it intends to terminate this Agreement pursuant to this Section 5.8(b) and Section 9, identifying the Acquisition Proposal then determined to be more favorable and the parties thereto and delivering an accurate description of all material terms (including any changes or adjustment to such terms as a result of negotiations or otherwise) of the Acquisition Agreement to be entered into for such Acquisition Proposal, (B) prior to such termination the Company shall offer to Buyer the right to amend this Agreement to provide terms substantially equivalent to or better than such Acquisition Proposal, and (C) the Company shall pay or cause to be paid to Buyer the amount set forth in Section 9.2(b).

         5.9 S Corporation Status. Neither the Company nor Seller will revoke the Company's election to be taxed as an S corporation within the meaning of code Sections 1361 and 1362. Neither the Company nor Seller will take or allow any action that would result in the termination of the Company's status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362.



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         5.10  Disclosure Schedule. Seller and the Company shall deliver the
Disclosure Schedule in form and substance reasonably acceptable to Buyer as promptly as practicable after the date hereof (but in any event within 10 days of the date hereof); provided, that upon acceptance thereof by the Buyer, such Disclosure Schedule shall be deemed to be effective as of the date hereof.

         5.11 Tax Returns. The Company shall prepare Tax Returns for all complete taxable periods (including United States federal, state and local income tax returns for the 1997 tax year) which have not been and will not be filed prior to the Closing Date and shall deliver such Tax Returns to the Buyer not less than ten (10) days prior to the Closing together with all supporting worksheets, documents and other information. The Company shall permit the Buyer and its representatives and advisors to have full access, at any reasonable time and from time to time until the Closing to all pre-Closing Tax Returns and all books and records, wherever located, relevant to such Tax Returns and the Company shall cause its accountants or other persons necessary to, responsible for or connected to the preparation of such Tax Returns to be made available to Buyer and its representatives and advisors and to cooperate with the Buyer in the preparation of such Tax Returns. Each Tax Return (including any schedule and statement thereto) shall be true, correct and accurate in all respects and in the condition necessary for the Company to file such Tax Returns following the Closing as and when due.

6.       COVENANTS OF BUYER.

         6.1 Approvals Of Governmental Bodies. As promptly as practicable after the date of this Agreement, Buyer will use commercially reasonable efforts to make all filings required to be made by it to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Buyer will cooperate (without incurring any cost or expense) with the Company and Seller with respect to all filings that they are required to make in connection with the Contemplated Transactions, and shall cooperate with the Company and Seller in obtaining all consents identified in
Section 3.2 of the Disclosure Schedule.

7.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.

     Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to Closing, of each of the following conditions (any of which may be waived by Buyer in its sole discretion, in whole or in part):

         7.1 Accuracy Of Representations. All representations and warranties of the Company and Seller contained in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.



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         7.2  Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

         7.3 Consents. Each of the Consents, if any, identified in Section 3.2 of the Disclosure Schedule shall have been obtained and must be in full force and effect.

         7.4 Documents to be Delivered by Company. At the Closing, Company and Seller shall have delivered to Buyer the following documents, in each case duly executed or otherwise in proper form:

              (a) A copy of the opinion, dated as of the Closing Date, of the independent financial advisor to the ESOP to the effect that as of the Closing Date the Purchase Price is not less than the fair market value of the Shares, and the Contemplated Transactions are fair to the ESOP from a financial point of view.

              (b) An opinion of Dutton & Overman, P.C., counsel to the Company, substantially in the form of Exhibit 7.4(b).

              (c) An opinion of Ludwig Goldberg & Krenzel, counsel to the ESOP, in the form of Exhibit 7.4(c).

              (d) Fully executed Mortgage Releases, UCC-3 Termination Statements, and other releases necessary to release all liens on and security interests in assets of the Acquired Companies.

              (e) Stock Certificate(s). Shares certificates representing all of the outstanding shares of the Shares, duly endorsed in blank or otherwise acceptable for transfer, with all restrictive legends (if any) either removed or properly canceled.

              (f) Stock Option, etc. Evidence of the exercise, conversion or cancellation of all options, warrants, convertible securities and other rights or securities disclosed in Section 3.3 of the Disclosure Schedule, in form and substance satisfactory to Buyer.

              (g) Compliance Certificate. A certificate signed on behalf of the Company by the chief executive officer of the Company that each of the representations and warranties made by the Company in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and that the Company has performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complies with on or prior to the Closing Date.

              (h) Certified Resolutions. Certified copies of the resolutions of the Board of Directors and the stockholders of the Company, authorizing and approving this Agreement and the consummation of the transactions contemplated hereby.


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              (i)  Articles; Bylaws; Good Standings. (i) A copy of the articles of incorporation of the Company and each Subsidiary certified as of a recent date by the Secretary of State of the state of incorporation of each such company, (ii) a copy of the bylaws of the Company and each Subsidiary certified by the secretary of the Company and each Subsidiary, respectively and (iii) certificates of good standing for the Company and its Subsidiary from the Secretary of State of the state of incorporation of each such company and from each other jurisdiction in which such company is required to qualify to do business, in each case dated not more than ten (10) days prior to the Closing Date.

              (j) Consents and Approvals. Material consents, if any, of third parties necessary for the Company, or the Sellers to execute, deliver and perform this Agreement.

              (k) Incumbency Certificate. Incumbency certificates relating to each person executing (as corporate officer or otherwise on behalf of another person) any document executed and delivered to Buyer pursuant to the terms hereof.

              (l) Resignations. Written resignations and releases of the directors and officers of the Company and its Subsidiary substantially in the form of Exhibit 7.4(l).

              (m) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

         7.5 HSR Act Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

         7.6 No Injunction. No injunction or other restraining order prohibiting the sale of the Shares by Seller to Buyer shall be in effect.

         7.7 Real Property. (a) A title insurance company selected by Buyer (the "Title Company") shall be willing to insure at standard rates the applicable Acquired Company's marketable title in and to the Owned Real Property in fee simple, the applicable Acquired Company's leasehold estate in any financeable Leased Real Property (a "Financeable Leasehold") and Buyer's lender's mortgage lien on the Owned Real Property and each Financable Leasehold, in each case free and clear of all Liens, defects, claims, leases, rights of possession or other encumbrances (other than the matters disclosed in Sections 3.7(a) and 3.7(b) of the Disclosure Schedule) including such endorsements and affirmative coverages as Buyer and Buyer's lender (the "Lender") shall reasonably require (including without limitation non-imputation endorsements). The Company shall provide all such affidavits and indemnities as the Title Company reasonably shall require in order to afford such coverages.

              (b) Buyer shall have obtained a survey of each Owned Real Property and each Leased Real Property to which an Acquired Company holds a Financable Leasehold conforming to the Minimum Standard Detail Requirements jointly established and approved in 1992 by ALTA and ACSM certified to the Buyer, the applicable Acquired Company, the Lender and the


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Title Company and showing no Liens, defects, encroachments or encumbrances other than the matters disclosed in Sections 3.7(a) and 3.7(b) of the Disclosure Schedule.

              (c) All Real Property shall be in substantially the same condition and repair as that on the date of this Agreement, reasonable wear and tear excepted.

              (d) Buyer shall have received (i) from each landlord under a Lease an estoppel, (ii) from each landlord under a Lease described in Section 3.2(c) of the Disclosure Schedule a consent to the transactions contemplated by this Agreement and (iii) from each mortgagee and ground lessor of any Leased Real Property a nondisturbance agreement, in each case in form and substance reasonably satisfactory to Buyer and Lender. Lender shall have received from each landlord under a Lease designated by Lender an agreement regarding the subordination to Lender of such landlord's lien against personal property on the applicable demised premises and such other matters as Lender reasonably may require.

              (e) The Company shall have timely paid any and all real property transfer, transfer gains, stamp and other similar taxes, if any, assessed in connection with the transactions contemplated by this Agreement and shall have delivered evidence satisfactory to Buyer and the Title Company of the payment of such taxes.

              (f) Buyer shall have received from each Acquired Company that owns any of the Owned Real Property an affidavit (i) stating that such entity is not a "foreign person", as defined in Section 1445(f)(3) of the Internal Revenue Code, (ii) setting forth such entity's taxpayer identification number, (iii) stating that such entity intends to file a U.S. income tax return with respect to the sale of such Owned Real Property, and (iv) granting Buyer permission to furnish a copy of such affidavit to the Internal Revenue Service.

         7.8 Participant Vote. If this Agreement and the Contemplated Transactions shall have been submitted to a vote of the ESOP participants for approval or disapproval, on the basis of one vote for each of the Shares allocated to participants' ESOP accounts, this Agreement and the Contemplated Transactions shall have been approved by the participant's whose ESOP accounts represent not less than a majority of the Shares.

         7.9 No Material Adverse Effect. During the period from the date hereof to the Closing Date, no event shall have occurred or be continuing (including any litigation) which has had or could reasonably be expected to have a material adverse effect on the business, assets, properties, condition (financial or otherwise) or prospects of any Acquired Company.

         7.10 Absence of Litigation. No action, suit, investigation or proceeding shall have been commenced or threatened by a governmental agency or third party against Buyer, the Company, its Subsidiaries, or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby, challenging the rights of the parties hereto to consummate such transactions or which reasonably could be expected to have a material adverse effect.



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         7.11 Management Arrangements. Such members of the Company's management as Buyer shall determine, shall have entered into formal arrangements with Buyer, on terms and conditions satisfactory to Buyer in its sole discretion.

         7.12 Financing. Buyer shall have received cash proceeds of financing in an amount necessary to consummate the purchase of the Shares and to pay all fees and expenses in connection therewith and to provide for ongoing working capital needs of Buyer and the Company, and having such terms and conditions as are satisfactory to Buyer in its sole discretion.

         7.13 Due Diligence. Buyer shall have completed its due diligence review of the Company and the Subsidiaries, and Buyer shall, in good faith, be satisfied with the results of such due diligence review.

         7.14 All Proceedings To be Satisfactory. All corporate and other proceedings to be taken by the Sellers in connection with the transactions contemplated hereby, and all documents incident thereto shall be reasonably satisfactory in form and substance to the Buyer and its counsel, and the Buyer and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

         7.15 Sale of Ashland Facility. If the Company shall have entered into an agreement for or consummated the sale of the Ashland Facility, such transaction must be on terms and conditions satisfactory to Buyer in all respects.

8.       CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE.

         Seller's obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

         8.1 Accuracy Of Representations. All representations and warranties of Buyer contained in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         8.2 Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

         8.3 Consents. Each of the Consents identified in Section 4.2 of Annex I shall have been obtained and must be in full force and effect.



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         8.4  Additional Documents. Each of the following documents shall have been delivered to Seller:

              (a) The opinion, dated as of the Closing Date, of the independent financial advisor to the ESOP to the effect that as of the Closing Date the Purchase Price is not less than the fair market value of the Shares, and the Contemplated Transactions are fair to the ESOP from a financial point of view.

              (b) Written evidence of approval of the Contemplated Transactions on behalf of the ESOP by the ESOP Fiduciary.

              (c) An opinion of Kirkland & Ellis, counsel to Buyer, substantially in the form of Exhibit 8.4(c).

              (d) Such other documents as may be required by this Agreement to be delivered to Seller at or prior to Closing.

         8.5 Participant Vote. If this Agreement and the Contemplated Transactions shall have been submitted to a vote of the ESOP participants for approval or disapproval, on the basis of one vote for each of the Shares allocated to participants' ESOP accounts, this Agreement and the Contemplated Transactions shall have been approved by the participant's whose ESOP accounts represent not less than a majority of the Shares.

         8.6 No Injunction. No injunction or other restraining order prohibiting the sale of the Shares by Seller to Buyer shall be in effect.

         8.7 Minimum Purchase Price. The quotient of aggregate Purchase Price payable to the Seller pursuant to Section 2.2 divided by 2,371,342.8776 shall be equal to or greater than $26.50.

9.       TERMINATION.

         9.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

              (a) (i) By Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in
Section 8 has not been satisfied as of the Closing Date and Seller has not waived such condition on or before the Closing Date.

              (b) By mutual consent of Buyer and Seller; or

              (c) By either Buyer or Seller if the Closing has not occurred on or before September 4, 1998, or such later date as the parties may agree upon.



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              (d) By Seller in accordance with Section 5.8(b).

              (e) By Buyer in the event that the Company and Seller shall not have delivered to Buyer the Disclosure Schedule in form and substance reasonably satisfactory to Buyer within 10 days after the date hereof, provided that Buyer shall have until the 5th business day following receipt of the Disclosure Schedule to review the same and exercise its rights under this Section 9.1(e).

         9.2  Effect Of Termination.

              (a) If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate and no party shall have any liability to the other party, except for obligations of the parties hereto in Sections 12.1, 12.2 and 12.3, which shall survive the termination of this Agreement, and except that nothing herein will relieve any party from liability for any breach of any agreement or covenant contained herein prior to such termination or liability for any breach of any representation or warranty by such party which breach is known to such party as of the date of this Agreement. For purposes o the foregoing sentence, a breach shall be deemed to be known to a party if such party had actual knowledge of any fact or other matter the existence of which is contradictory to or constitutes the basis of a breach or any representation or warranty, or, with respect to the Company's obligation under Section 3.22, is discovered upon completion of the due inquiry there specified.

              (b) If this Agreement is terminated pursuant to Section 9.1(d) and, within 12 months after the date of this Agreement, an Acquisition is completed, then the Company shall pay to Buyer a fee of $5,000,000.00 to, among other things, compensate Buyer for its time and effort and for out-of-pocket expenses (whether incurred prior to or after the date of this Agreement) incurred by the Buyer and its Affiliates in connection with the transactions contemplated by this Agreement, which amount shall be payable by wire transfer of immediately available funds immediately prior to the consummation of such Acquisition.

10.      NO INDEMNIFICATION.

         Following the Closing, neither Seller nor any Acquired Company, nor Buyer, nor their respective officers, directors, employees or agents, shall have any liability for breach of any representation, warranty, covenant, commitment or other obligation contained in or arising out of this Agreement, other than any such obligation pursuant to Section 11 or Section 12 hereof. Nothing contained in this Agreement shall be interpreted to eliminate, diminish, or affect the rights of current and former directors, officers, employees and agents of the Company to any rights of indemnification to which they are entitled under the Company's Code of By-laws or the Indiana Business Corporation Law. The obligations of the parties hereto provided in Sections 12.1, 12.2 and
12.3 shall survive the termination of this Agreement.



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11.      POST-CLOSING COVENANTS.

         11.1 Determination Letter. As soon as practicable after the Closing, an application shall be filed by the Company with the appropriate District Director of Internal Revenue, requesting a determination that the ESOP is qualified under Code Section 401(a) upon its termination. Any ESOP amendments or such other related documents or information as shall be necessary or appropriate to obtain such determination, or as the IRS shall request, shall be submitted in connection with such application.

         11.2 Distribution Of Trust Assets. As soon as practicable after the issuance by the IRS of a favorable determination letter as provided in Section
11.1 above, all ESOP trust assets shall be distributed to the ESOP participants in accordance with the terms of the ESOP.

         11.3 Valuation Report. Immediately following the Closing, the ESOP Fiduciary shall deliver or cause to be delivered to Buyer a copy of the valuation report prepared by Duff & Phelps, as financial advisor to the ESOP, which supports the fairness opinion referred to in Sections 5.5 and 7.4(a).

         11.4 Existing Agreements. Buyer shall cause the Company to perform and the Company shall continue the performance of all its obligations under the employment agreements, supplemental benefits agreements and split dollar agreements between the Company and certain current and former executives as identified in Sections 3.11(h) and 3.12(b) of the Disclosure Schedule, in accordance with their respective terms.

12.      GENERAL PROVISIONS.

         12.1 Expenses. All costs and expenses incurred by each of Buyer and the Company in connection with the negotiation, preparation, execution and performance of this Agreement and the consummation of the Contemplated Transactions will be paid by Buyer and the Company, respectively. All such costs and expenses incurred by Seller shall be paid by the Company. The Company shall pay on behalf of Seller any and all real property transfer, transfer, gains, stamp and other similar Taxes, if any, assessed in connection with the transactions contemplated by this Agreement and shall have delivered evidence satisfactory to Buyer and the company providing title insurance thereto, of the payment of such Taxes. The Purchase Price specified in Section 2.2 shall be net of all such costs and expenses of Seller and the Company, including the estimated costs of the actions to be taken pursuant to Sections 11.1 and 11.2 above.

         12.2 Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance by the Parties hereto; provided, that each party hereto may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of law or regulation, it being understood and agreed that each party shall promptly provide the other parties hereto with copies of any such announcement; and provided further that Buyer or its affiliates may make any announcement or disclosure to current or future


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financing sources or subsequent purchasers or assignees of substantially all of the capital stock or assets of Buyer, or any Subsidiary or Affiliate thereof without consent of or disclosure to the Company or the Seller.

         12.3 Confidentiality. Until the Closing Date the parties and the Acquired Companies will maintain in confidence, and will cause their officers, directors, employees, agents and advisors to maintain in confidence any written, oral, or other information obtained in confidence from another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions or which such party has reason to believe is confidential or commercially sensitive. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

         12.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be delivered personally, by telecopier, by certified mail, return receipt requested, or by a nationally recognized overnight delivery service (costs prepaid), and shall be deemed given or made upon receipt thereof. All such notices are to be given or made to the parties at the following addresses (or to such other address as any party may designate by a notice given in accordance with the provisions of this Section):

         If to Buyer:

                  Neenah Foundry Company
                  2121 Brooks Avenue
                  Neenah, Wisconsin 54957
                  Attention:                James K. Hildebrand
                  Telecopy No.:             (920) 729-3603

         With copies (which shall not constitute notice to Buyer:

                  Citicorp Venture Capital, Ltd.
                  399 Park Avenue, 14th Floor, Zone 4
                  New York, NY 10043
                  Attention:                John D. Weber
                  Telecopy No.:             (212) 888-2940

                           and

                  Kirkland & Ellis
                  153 East 53rd Street
                  New York, NY  10022
                  Attention:                Kirk A. Radke, Esq.
                  Telecopy No.:             (212) 446-4900



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        If to the Company or Seller:

                  Dalton Corporation
                  Corporate Office
                  P.O. Box 230
                  Warsaw, IN  46581-0230
                  Attention:                K.L. Davidson
                  Telecopy No.:             (219) 268-2731

        With copies (which shall not constitute notice to Company or Seller) to:

                  Dutton & Overman, P.C.
                  710 Century Building
                  36 South Pennsylvania Street
                  Indianapolis, IN  46204
                  Attention:                Carl D. Overman
                  Telecopy No.:             (317) 633-1494

                                   and

                  Ludwig Goldberg Krenzel
                  50 California Street
                  36th Floor
                  San Francisco, CA  94111
                  Attention:                Ronald L. Ludwig
                  Telecopy No.:             (415) 433-6496

         12.5 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         12.6 Entire Agreement; Amendments and Notices. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed on behalf of all the parties to this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.



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         12.7 Assignments, Successors, And No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior written consent of the other Parties, except that Buyer may, without any such consent or any notice to Company or Seller, assign, directly or indirectly, any or all of its rights and obligations under this Agreement to any of its Affiliates, to any Person which provides financing to the Buyer or any of its Subsidiaries or to any subsequent purchaser of the Buyer or any of its Subsidiaries or Affiliates (whether by merger, consolidation, sale of stock, sale of assets or otherwise). Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.

         12.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         12.9 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience of reference only and are not intended to and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement.

         12.10 Time Of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon any day which is not a business day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding business day.

         12.11 Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CHOICE OF LAW OR CONFLICTS OF LAW PRINCIPLES THEREOF. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY FORUM NON CONVENIENS, WHICH ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

         12.12 Specific Performance. Each of the Buyer, the Company and Seller acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that the other party shall be entitled to an injunction


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or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

         12.13 Waiver of Jury Trial. Each of the parties hereto waives to the fullest extent permitted by law any right it may have to trial by jury in respect of any claim, demand, action or cause of action based on, or arising out of, under or in connection with this Agreement, or any course of conduct, course of dealing, verbal or written statement or action of any party hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The parties to this Agreement each hereby agrees that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

         12.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


                                     * * * *


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         IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement as of the date first written above.


                                            DALTON CORPORATION


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title

                                            DALTON CORPORATION EMPLOYEE
                                            STOCK OWNERSHIP PLAN AND TRUST


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title

                                            NEENAH FOUNDRY COMPANY

                                            By:
                                               ---------------------------------
                                               Name:
                                               Title